SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                           Coda Music Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   19188P 10 8
     -----------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))


                                Page 1 of 7 Pages

                                  SCHEDULE 13G

----------------------                         ---------------------------------
CUSIP No.  19188P 10 8                         Page   2    of   7      Pages
          ------------                           ----------    ----------

------------- ------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Cherry Tree Ventures IV, a limited partnership
              FIN:  41-1690827
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)[X]
                                                                       (b)[ ]

------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Minnesota
------------------------- --------- --------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES                     603,759
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH

                          --------- --------------------------------------------
                          6         SHARED VOTING POWER
                                    0
                          --------- --------------------------------------------
                          7         SOLE DISPOSITIVE POWER
                                    682,221 (inclds 78,462 shrs. obtainable
                                    upon exercise of optns/warrnt)
                          --------- --------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    0
------------- ------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 682,221 (includes 78,462 shrs. obtainable upon exercise of options and warrants)
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                     [  ]

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              11.0%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*
              PN
------------- ------------------------------------------------------------------

---------------------------                     --------------------------------
CUSIP No. 19188P 10 8                                Page  3   of   7    Pages
          -----------------                         ----------    ----------

------------- ------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Gordon F. Stofer
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [X]
                                                                     (b) [ ]

------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Minnesota
------------------------- --------- --------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES                     14,131
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
                          --------- --------------------------------------------
                          6         SHARED VOTING POWER
                                    603,759
                          --------- --------------------------------------------
                          7         SOLE DISPOSITIVE POWER
                                    14,131
                          --------- --------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    682,221 (inclds 78,462 shrs obtainable upon
                                    exer. of optns/warrnts)
------------- ------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 696,352 (includes 78,462 shrs. obtainable upon exercise of options or warrants)
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                 [  ]

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              11.23%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*
              IN
------------- ------------------------------------------------------------------

---------------------------------            -----------------------------------
CUSIP No.   19188P 10 8                       Page   4   of    7    Pages
          -----------------------               ----------    ----------

------------- ------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Tony J. Christianson
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                        (b) [ ]

------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Minnesota
------------------------- --------- --------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES                     0
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
                          --------- --------------------------------------------
                          6         SHARED VOTING POWER
                                    603,759
                          --------- --------------------------------------------
                          7         SOLE DISPOSITIVE POWER
                                    0
                          --------- --------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    682,221 (inclds 78,462 shrs obtainable upon
                                    exer. of optns/wrrnts)
------------- ------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 682,221 (includes 78,462 shrs obtainable upon exercise of options & warrants)
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  [  ]

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              11.0%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*
              IN
------------- ------------------------------------------------------------------

                                                                Page 5 of 7
Item 1(a)         Name of Issuer

                  Coda Music Technology, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  6210 Bury Drive
                  Eden Prairie, MN   55346-1718


Item 2(a)         Name of Person Filing:

                  This statement is filed on behalf of Cherry Tree Ventures IV, a Limited Partnership, and on behalf of Gordon F. Stofer and Tony J. Christianson who are Managing General Partners of Cherry Tree Ventures IV.

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  Centennial Lakes Office Park
                  7601 France Avenue S., Suite 225
                  Minneapolis, MN 55435

                  Each of Gordon F. Stofer and Tony J. Christianson has the above address.

Item 2(c)         Citizenship: Partnerships are organized in Minnesota.

                  Each of Gordon F. Stofer and Tony J. Christianson is a citizen the United States.

Item 2(d)         Title of Class of Securities:

                  Common Stock

Items 2(e)        CUSIP Number:

                  19188P 10 8

Item 3 If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(d), Check Whether the Person Filing is a:

                  Not Applicable.

                                                                Page of 6 of 7

Item 4            Ownership:

                  (a)      Amount Beneficially Owned:
                           See pages 2, 3 & 4 - Item 9

                           Mr. Stofer and Mr. Christianson are members of this group because of their positions as Managing General Partners of Cherry Tree Ventures IV; voting and control is based on their role as Managing General Partners of Cherry Tree Ventures IV and they disclaim beneficial ownership of those shares.

                  (b)      Percent of Class:

                           See pages 2, 3 & 4 - Item 11


                  (c)      Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote:

                                    see pages 2, 3, & 4, Items 5-8

                           (ii) shared power to vote or to direct the vote:

                                    see pages 2, 3, & 4, Items 5-8

                           (iii) sole power to dispose or to direct the
                                 disposition of:

                                    see pages 2, 3, & 4, Items 5-8

                           (iv) shared power to dispose or to direct the
                                disposition of:

                                    see pages 2, 3, & 4, Items 5-8

Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable.

Item 7 Identification and Classificaiton of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not Applicable.

Item 8            Identification and Classification of Members of the Group:

                  The Group is Cherry Tree Ventures IV. Mr. Stofer and Mr. Christianson are members of this Group because of their positions as Managing General Partners of Cherry Tree Ventures IV, voting and control is based on their roles as Managing General Partners of Cherry Tree Ventures IV and they disclaim beneficial ownership of those shares.

Item 9            Notice of Dissolution of Group:

                  Not Applicable.

Item 10           Certification:

                  Not Applicable.




                                    SIGNATURE


                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 23, 1998                            CHERRY TREE VENTURES IV,
                                                     A LIMITED PARTNERSHIP


By   /s/ Tony J. Christianson                       By /s/ Tony J. Christianson
     Tony J. Christianson                              Tony J. Christianson
     Individual                                        Managing General Partner



By   /s/ Gordon F. Stofer                           By /s/ Gordon F. Stofer
     Gordon F. Stofer                                  Gordon F. Stofer
     Individual                                        Managing General Partner